Exhibit 99.1

TD SYNNEX Announces New Board Appointments

New Board Members Bring Expertise and Experience in Strategic,

High Growth Technologies

FREMONT, Calif., & CLEARWATER, Fla. – Sept. 29, 2023 – TD SYNNEX (NYSE: SNX) today announced the appointments of Kathy Crusco and Claude Pumilia to its board of directors effective September 28, 2023. The two appointments expand the board from 11 to 13 members.

“We welcome Kathy and Claude to our Board of Directors. Their deep industry expertise, business acumen and proven track records of execution will augment our existing board and help drive innovation, deliver value, and contribute to TD SYNNEX’s ongoing success, “ said Ann Vezina, Chair of TD SYNNEX’s Board of Directors. “We look forward to their insights and guidance as we continue to pursue our mission of connecting the global IT ecosystem and unlocking its potential for all.”

Crusco is an experienced Chief Financial Officer and board member with a demonstrated history of working in the software and unified communications industries, including cloud-based enterprise software solutions, SaaS based ERP software and cybersecurity software. She was named by Women Inc. as one of 2019 Most Influential Corporate Board Directors, and currently serves on the board of platform (cloud, software, and systems) and managed services company, Calix, and several privately held software companies. She previously was Executive Vice President, Chief Financial Officer for Kony, Inc. and prior to that was Executive Vice President, Chief Operating Officer and Chief Financial Officer at Epicor Software Corporation.

“I look forward to working with the experienced board of directors for TD SYNNEX and helping the company continue to drive transformation and accelerate the adoption of new high growth technologies around the globe,” Crusco said.

Pumilia brings extensive experience leading software and data services companies. He is currently CEO of Accuris, an engineering-focused technology company that delivers AI-powered data and workflow solutions to end users at engineering intensive companies. Previously, Pumilia served as CEO of DAT Freight and Analytics. He has held executive roles across the technology industry, including leadership positions at Roper Technologies, CA Technologies, Hewlett Packard and Compaq. He also serves on the board for Allium Holdco, LLC, which is the holding company for Accuris.

“TD SYNNEX plays a critical role in the technology ecosystem, especially at this time of rapid transformation, and I welcome the opportunity to work with its talented leadership team as it continues to drive value for its partners around the world,” said Pumilia.

Additional information regarding the Board of Directors can be found in the Governance section of our Investor Relations website, ir.tdsynnex.com.

About TD SYNNEX

TD SYNNEX (NYSE: SNX) is a leading global distributor and solutions aggregator for the IT ecosystem. We’re an innovative partner helping more than 150,000 customers in 100+ countries to maximize the value of technology investments, demonstrate business outcomes and unlock growth opportunities. Headquartered in Clearwater, Florida, and Fremont, California, TD SYNNEX’s 23,500 co-workers are dedicated to uniting compelling IT products, services and solutions from 1,500+ best-in-class technology vendors. Our edge-to-cloud portfolio is anchored in some of the highest-growth technology segments including cloud, cybersecurity, big data/analytics, AI, IoT, mobility and everything as a service. TD SYNNEX is committed to serving customers and communities, and we believe we can have a positive impact on our people and our planet, intentionally acting as a respected corporate citizen. We aspire to be a diverse and inclusive employer of choice for talent across the IT ecosystem. For more information, visit www.TDSYNNEX.com or follow us on LinkedIn, Facebook and Instagram.

Safe Harbor Statement

Statements in this news release that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward-looking statements contained in this release.

Copyright 2023 TD SYNNEX Corporation. All rights reserved. TD SYNNEX, the TD SYNNEX Logo, and all other TD SYNNEX company, product and services names and slogans are trademarks of TD SYNNEX Corporation. Other names and trademarks are the property of their respective owners.

CONTACTS

Liz Morali	Bobby Eagle
Investor Relations	Global Corporate Communications
510-668-8436	727-538-5864
ir@tdsynnex.com	bobby.eagle@tdsynnex.com